Exhibit 6.8

EXCLUSIVE INTELLECTUAL PROPERTY LICENSING AGREEMENT

By and Between

GLOBAL ENTERTAINMENT HOLDINGS, INC.

and

YOU'VE GOT THE PART, INC.

April 17, 2013

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EXCLUSIVE INTELLECTUAL PROPERTY LICENSING AGREEMENT

This Exclusive Intellectual Property Licensing Agreement (this “Agreement"), dated as of April 17, 2013, is entered into between Global Entertainment Holdings, Inc. a Nevada corporation ("Licensor"), and You've Got The Part, Inc., a Wyoming corporation ("Licensee"), collectively, hereinafter referred to as the "Parties" and individually as a “Party”.

RECITALS

WHEREAS, Licensor is engaged in the business of Developing and Commercializing Intellectual Property (IP), including but not limited to the development of motion pictures, television programs, Apps and other forms of entertainment content (the "Business"); and

WHEREAS, Licensee was formed in the state of Wyoming on April 17, 2013, with an authorized share capital of 150,000 shares of $0.001, par value each. Upon incorporation, the Licensee issued 1,000 common shares to Licensor, which represent 100% of the outstanding shares of Licensee. Also. upon incorporation, the Licensee received from the Licensor, as additional contributed capital, the concept, design, creative layout, copyrights, patents, trademarks and all other intellectual property (hereinafter, collectively the “IP”) for the development of a new social media web portal and mobile application platform called "You've Got The Part" (valued at $250,000). which will allow anyone, anywhere and at any time, the opportunity to be selected for a role in a real Hollywood movie or TV program via the Internet using their SmartPhone or web cam. In addition to the IP initially provided by Licensor to Licensee as contributed capital contributed capital, and pursuant to this Agreement, the Licensor agreed to exclusively license to Licensee such additional ongoing IP as and when conceived and developed by Licensor relating to the ”You've Got The Part” social media web portal in return for a royalty payable by Licensee to Licensor.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

LICENSE AND ROYALTY

Section 1.01 License. Subject to the terms and conditions set forth herein, Licensor shall license, transfer, convey, and deliver to Licensee, and Licensee shall exclusively license from Licensor, free and clear of any encumbrances, all of Licensor's right, title and interest in, to the IP relating to the social media web portal and mobile application platform called "You're Got The Part" that was conceived and developed by Licensor. In addition, Licensor agrees to provide Licensee with ongoing management and administrative support, including by not limited to, financial and creative support (collectively, the “support") when and as needed in assisting Licensee to successfully continue the development and commercialization of the IP.

Section 1.02 Royalty. As compensation to Licensor for the License, Licensee shall remit payment of a Royalty consisting of the following: (i) a three and one-half percent (3.5%) Gross Royalty Entitlement ("Gross Royalty Entitlement") payable on a calendar quarterly basis to Licensor by Licensee. which shall be calculated on all gross revenue of any kind or nature derived and received by Licensee from the exploitation of the IP and the operations of You've Got The Part, including, but not limited to all gross revenue received by Licensee from any sublicenses, franchises, advertising, subscriptions and all other sources of revenue that may be developed or realized by Licensee in the future. Such Gross Royalty Entitlement payments to Licensor by licensee shall total a minimum of Two Hundred. Fifty Thousand ($250.000.00) Dollars (“Guaranteed Payment”) by the end of twelve (12) months following first exploitation of the “You've Got The Part” platform. To the extent that the cumulative amount of quarterly Gross Royalty Entitlement payments by Licensee to Licensor do not exceed the Guaranteed Payment, the shortfall shall be payable by Licensee to Licensor no later than fifteen (15) days from the end of such first twelve (12) months of Licensee's operations. In addition, upon the sale, assignment or transfer of any of the Licensee's rights or interest in this License and/or the IP for any reason whatsoever, any unpaid balance of the Guaranteed Payment then remaining shall be paid in full to Licensor, without off-set or other deduction, within thirty (30) days of the date of such event.

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ARTICLE 2

MUTUAL REPRESENTATIONS

Section 2.01 Organization and Authority of Licensor. Licensor is an entity duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation with full right and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and performance by Licensor of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate officers on the part of such Licensor.

Section 2.02 No Conflicts; Consents. The execution. delivery and performance by Licensor and by Licensee of this Agreement and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(a)   conflict with or result in a violation or breach of. or default under, any provision of the certificate of incorporation. by-laws or other organizational documents of Licensor or Licensee:

(b)    conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Licensor, the Business, or Licensee the;

(c)    require the consent. notice or other action by any Person under. conflict with. result in a violation or breach of, constitute a default or an event that. with or without notice or lapse of time or both. would constitute a default under, result in the acceleration of or create in any Party the right to accelerate, terminate, modify or cancel any Contract or Permit to which Licensor is a party or by which or Licensee, is bound or to which any of the are subject; or

(d)    result in the creation or imposition of any Encumbrances on the IP provided to Licensee. No consent, approval, Permit, Governmental Order, declaration or filing with. or notice to, any Governmental Authority is required by or with respect to Licensor or Licensee in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

ARTICLE 3

TERMINATION

Section 3.01 Termination. While the term of this License is intended to be perpetual, this Agreement may be terminated at any time in the event that (i) there shall he any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited: (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable, (iii) one of the Parties declares insolvency and/or bankruptcy; or (iv) any portion of the Royalty Payment due and owing is not paid within ten (10) days. In the event of such termination of this Agreement in accordance with this Article 3, this Agreement shall forthwith become void and there shall be no liability on the part of any Party, except for the payment of any unpaid Royalty Payment earned and due from licensee to Licensor. Nothing herein shall relieve any Party hereto from liability for any willful breach of any provision hereof.

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ARTICLE 4

MISCELLANEOUS

Section 4.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by, and borne by, the Party incurring such costs and expenses.

Section 4.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the 5th day after the date mailed, by certified or registered mail, return receipt requested. postage prepaid. Such communications must be sent to the respective Parties as notified in writing between them.

Section 4.03 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 4.04 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 4.04 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party.

Section 4.05 No Third-party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 4.06 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Parry' shall operate or he construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

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Section 4.07 Further Assurances. Subsequent to the execution of this Agreement, each of the Parties hereto shall, and shall cause their respective affiliates, successors and permitted assigns to execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 4.08 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule.

Section 4.09 Counterparts. This Agreement may be executed in counterparts, each of which shall he deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

"Licensor"

GLOBAL ENTERTAINMENT HOLDINGS, INC.

By: /s/ Gary Rasmussen

Name: Gary Rasmussen

Its: CEO

"Licensee"

YOU'VE GOT THE PART, INC.

By: /s/ Alan Bailey

Name: Alan Bailey

Its: CFO

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